                                                                    Exhibit 2.8

                           ASSET PURCHASE AGREEMENT


                                     between



                        PENNSYLVANIA PRESCRIPTIONS, INC.
                            d/b/a EMERALD DRUG STORE
                                   the Seller



                                 GARY W. CROFT,
                            MARSHALL P. BURNSIDE and
                                RICHARD R. DELUCA
                                the Shareholders



                                       and




                        CAPSTONE PHARMACY SERVICES, INC.
                                       and
                      INSTITUTIONAL PHARMACY SERVICES, INC.
                                    the Buyer

                                TABLE OF CONTENTS

ARTICLE I.  PURCHASE AND SALE.....................................................1
         1.1      Purchase and Sale...............................................1
         1.2      Excluded Assets.................................................3
         1.3      Assumed Contracts, Leases and Liabilities.......................3

ARTICLE II.  RECEIVABLES..........................................................4
         2.1      Collection of Receivables.......................................4

ARTICLE III.  PURCHASE PRICE......................................................4
         3.1      Purchase Price..................................................4
         3.2      Allocation of Purchase Price....................................5

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF SELLER
         AND SHAREHOLDERS.........................................................5
         4.1      Organization, Qualification and Authority.......................5
         4.2      Absence of Default..............................................6
         4.3      Financial Statements............................................6
         4.4      Operations Since December 31, 1996 .............................7
         4.5      Absence of Certain Liabilities..................................8
         4.6      Employment Discrimination.......................................8
         4.7      Licenses and Permits............................................8
         4.8      Medicare, Medicaid and Other Third-Party Payors.................9
         4.9      Compliance with Zoning, Land Use and Other Laws; Easements......9
         4.10     Title to Assets................................................10
         4.11     Leases and Contracts...........................................10
         4.12     Environmental Matters..........................................11
         4.13     Miscellaneous Representations Relating to Real Estate..........13
         4.14     Litigation.....................................................14
         4.15     Seller's Employees.............................................14
         4.16     Labor Relations................................................14
         4.17     Insurance......................................................15
         4.18     Broker's or Finder's Fee.......................................15
         4.19     Conflicts of Interest..........................................15
         4.20     Intellectual Property..........................................15
         4.21     Inventories....................................................15
         4.22     Motor Vehicles.................................................16
         4.23     Employee Benefit Plans.........................................16
         4.24     Compliance with Healthcare Laws and Other Laws.................16
         4.25     Condition of Assets............................................17
         4.26     Tax Returns; Taxes.............................................17
         4.27     Operating Targets..............................................18

         4.28     Value of Assets................................................18
         4.29     Beds...........................................................18
         4.30     No Omissions or Misstatements..................................18

ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF BUYER..............................18
         5.1      Organization, Qualification and Authority......................19
         5.2      Absence of Default.............................................19
         5.3      Broker's or Finder's Fee.......................................19

ARTICLE VI. COVENANTS OF PARTIES.................................................19
         6.1      Preservation of Business and Assets............................19
         6.2      Absence of Material Change.....................................20
         6.3      Ownership of Intellectual Property.............................20
         6.4      Access to Books and Records....................................20
         6.5      Preserve Accuracy of Representations and Warranties............21
         6.6      Maintain Books and Accounting Practices........................22
         6.7      Indebtedness; Liens............................................22
         6.8      Compliance with Laws and Regulatory Consents...................22
         6.9      Maintain Insurance Coverage....................................22
         6.10     Medicare and Medicaid Reporting................................22
         6.11     Current Return Filing..........................................22
         6.12     WARN Act.......................................................23
         6.13     No Sale, Merger or Consolidation...............................23
         6.14     Risk of Loss...................................................23
         6.15     Condemnation...................................................23

ARTICLE VII.  CLOSING............................................................23
         7.1      Closing........................................................23

ARTICLE VIII.  SELLER'S AND SHAREHOLDERS' CONDITIONS TO CLOSE....................23
         8.1      Representations and Warranties True at Closing;
                  Compliance with Agreement......................................24
         8.2      No Action/Proceeding...........................................24
         8.3      Order Prohibiting Transaction..................................24

ARTICLE IX.  BUYER'S CONDITIONS TO CLOSE.........................................24
         9.1      Representations and Warranties True at Closing;
                  Compliance with Agreement......................................24
         9.2      Regulatory Approvals...........................................24
         9.3      No Action/Proceeding...........................................25
         9.4      Inspection of Assets; UCC Searches, etc........................25
         9.5      Order Prohibiting Transaction..................................25
         9.6      No Loss, Damage or Destruction.................................25
         9.7      Employment Agreement...........................................25

         9.8      Operating Targets..............................................25
         9.9      Value of Assets................................................25
         9.10     Beds...........................................................26
         9.11     Third Party Consents...........................................26
         9.12     Approval of Board of Directors.................................26

ARTICLE X.  OBLIGATIONS OF SELLER AND SHAREHOLDER AT CLOSING.....................26
         10.1     Documents Relating to Title....................................26
         10.2     Possession.....................................................27
         10.3     Opinion of Counsel.............................................27
         10.4     Corporate Good Standing and Corporate Resolutions..............27
         10.5     Closing Certificate............................................27
         10.6     Third-Party Consents...........................................27
         10.7     Taxes and Other Payments.......................................28
         10.8     Insurance......................................................28
         10.9     Employment Agreements..........................................28
         10.10    Additionally Requested Documents; Post Closing Assistance......28

ARTICLE XI.  OBLIGATIONS OF BUYER AT CLOSING.....................................28
         11.1     Purchase Price.................................................28
         11.2     Assumption of Liabilities......................................28
         11.3     Opinion of Counsel.............................................29
         11.4     Corporate Good Standing and Board Resolutions..................29
         11.5     Closing Certificate............................................29

ARTICLE XII.  OPINION OF BUYER'S COUNSEL.........................................29

ARTICLE XIII.  SURVIVAL OF PROVISIONS AND INDEMNIFICATION........................29
         13.1     Survival.......................................................29
         13.2     Indemnification by Seller and Shareholders.....................30
         13.3     Indemnification by Buyer.......................................30
         13.4     Rules Regarding Indemnification................................30

ARTICLE XIV.  PRESERVATION OF BUSINESS AND
         NONCOMPETE RESTRICTIONS.................................................32
         14.1     Covenant Not to Compete........................................32
         14.2     Enforceability.................................................32

ARTICLE XV.  MISCELLANEOUS.......................................................33
         15.1     Assignment.....................................................33
         15.2     Other Expenses.................................................33
         15.3     Notices........................................................33
         15.4     Confidentiality; Prohibition on Trading........................35
         15.5     Controlling Law................................................35

         15.6     Headings.......................................................35
         15.7     Benefit........................................................35
         15.8     Partial Invalidity.............................................35
         15.9     Waiver.........................................................35
         15.10    Counterparts...................................................35
         15.11    Interpretation; Knowledge......................................35
         15.12    Entire Agreement...............................................36
         15.13    Legal Fees and Costs...........................................36

                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (this "Agreement"), is made on March ___, 1997, by and among PENNSYLVANIA PRESCRIPTIONS, INC., d/b/a EMERALD DRUG STORE, a Pennsylvania corporation (the "Seller"), GARY W. CROFT, MARSHALL P. BURNSIDE, and RICHARD R. DELUCA, residents of the State of Pennsylvania (the "Shareholders"), CAPSTONE PHARMACY SERVICES, INC., a Delaware corporation ("Capstone") and INSTITUTIONAL PHARMACY SERVICES, INC., a Maryland corporation and wholly-owned subsidiary of Capstone ("Capstone Sub" and, together with Capstone, "Buyer").

                                R E C I T A L S:

     WHEREAS, Seller owns and operates a pharmacy business in the Harrisburg, Pennsylvania area providing institutional and retail pharmacy services, all as more particularly described on Exhibit A hereto, which Exhibit sets forth the type of services and products provided by Seller at each of its locations (the "Business"); and

     WHEREAS, Shareholders own all of the issued and outstanding securities of Seller; and

     WHEREAS, except for the Excluded Assets (as such term is defined herein), Seller and Shareholders desire to sell and transfer all of the Assets (as such term is defined herein) of the Business to Buyer, and Buyer desires to purchase the same from Seller, subject to the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises, the mutual covenants contained in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:


                          ARTICLE I. PURCHASE AND SALE

     1.1 Purchase and Sale. Effective as of March 1, 1997, Seller agrees to sell, transfer, assign, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, all right, title and interest in all assets (except the Excluded Assets) of Seller of every kind and type, tangible or intangible, real and personal, that are necessary or reasonably desirable to operate the Business (collectively, the "Assets"), free and clear of all encumbrances, mortgages, pledges, liens, security interests, obligations and liabilities other than the Assumed Liabilities (as defined in Section 1.3), which Assets include, without limitation, the following:

         (1) All right, title and interest of Seller in and to all of the land and real estate owned or leased by Seller and used in connection with the Business as listed in Exhibit 1.1(1) attached hereto and in and to all structures, improvements, fixed assets and fixtures including fixed machinery and fixed equipment situated thereon or forming a part thereof and all appurtenances, easements and rights-of-way related thereto (collectively, the "Real Estate");

         (2) All tangible personal property, pharmaceutical and other equipment, machinery, data processing hardware and software, furniture, furnishings, appliances, vehicles and other tangible personal property of every description and kind and all replacement parts therefor used in connection with the Business including, without limitation, the items listed on Exhibit 1.1(2) attached hereto (collectively, the "Equipment and Furnishings");

         (3) All inventory of goods and supplies used or maintained in connection with the Business (collectively, the "Inventory");

         (4) All accounts and notes receivable (the "Receivables");

         (5) All patient, medical, personnel and other records related to the Business (including both hard and microfiche copies), and all manuals, books and records used in operating the Business, including, without limitation, personnel policies and files and manuals, accounting records, and computer software;

         (6) To the full extent transferable, all licenses, permits, registrations, certificates, consents, accreditations, approvals and franchises necessary to operate and conduct the Business, together with assignments thereof, if required, and all waivers which Seller currently has, if any, of any requirements pertaining to such licenses, permits, registrations, certificates, consents, accreditations, approvals and franchises;

         (7) All goodwill, and, to the extent assignable by Seller, all warranties (express or implied) and rights and claims related to the Assets or the operation of the Business;

         (8) All prepaid expenses;

         (9) All contract and leasehold rights and interests pursuant to contracts for purchase or lease of personal property, contracts for purchase, sale or lease of pharmaceuticals, supplies, equipment, goods or services, including those relating to long term care facilities, currently furnished or to be furnished in connection with the Business and that are Assumed Liabilities (as such term is defined in paragraph 1.3(1));

         (10) All intangible or intellectual property owned, leased, licensed or possessed by either Seller or Shareholders and utilized in connection with the Business, including without limitation, the names "Emerald Drug Store," "Pennsylvania Prescriptions," "Uptown Professional Pharmacy," "Saylor's Pharmacy," "Emerald Infusion Therapy Services," "Emerald Long-Term Care Pharmaceutical Services," "Emerald Educational In- Services and Continuing Education" and derivatives thereof; and

         (11) All Seller's right, title and interest in any partnerships, joint ventures or similar arrangements, subject to Buyer's approval.

     1.2 Excluded Assets. Seller is not selling and Buyer is not purchasing or assuming obligations with respect to the following (collectively, the "Excluded Assets"):

         (1) Seller's corporate and fiscal records and other records that Seller is required by law to retain in its possession, as described on the attached
Exhibit 1.2; and

         (2) The Excluded Assets set forth on the attached Exhibit 1.2.

The parties acknowledge and agree that Seller is not conveying to Buyer any of the Excluded Assets and that, following Closing (as such term is defined herein), Buyer will not have any right, title, interest or obligation with respect to the Excluded Assets.

     1.3 Assumed Contracts, Leases and Liabilities.

         (1) At Closing, Buyer will assume and agree to pay or perform, as the case may be, only (a) those obligations consisting of current trade accounts payable up to One Million Dollars ($1,000,000.00) that constitute current working capital liabilities incurred in the ordinary course of business, exclusive of long-term and interest bearing debt, which Buyer expressly elects to assume as specifically set forth on Exhibit 1.3 attached hereto, and (b) those obligations arising after Closing under those Leases and Contracts (as such term is defined in paragraph 4.11) that Buyer expressly elects to assume (collectively, the "Assumed Liabilities").

         (2) Except for the Assumed Liabilities, it is expressly agreed and understood by each of the parties to this Agreement that Buyer does not assume, and shall not be liable for, any debt, liability or obligation of Seller or Shareholders, of any type or description whatsoever, whether related or unrelated to the Assets, the Business or the transactions contemplated within this Agreement and that Seller and/or Shareholders shall remain liable and responsible for the payment or performance, as the case may be, of all debts, liabilities, obligations, contracts, leases, notes payable, accounts payable, commitments, agreements, suits, claims, indemnities, mortgages, taxes, contingent liabilities and other obligations of Seller and/or Shareholders including, without limitation, any and all investment tax credit recapture, depreciation recapture, recapture or prior period adjustments under Medicare, Medicaid and Blue Cross, all impositions of income tax and other taxes including, without limitation, payroll-related taxes; all employee wages, salaries and benefits including, without limitation, COBRA and WARN obligations and other accrued employee benefits including rights of Seller's retirees to participate in Seller's medical plans. Notwithstanding any statement contained in this Agreement or otherwise seemingly to the contrary, Buyer shall not be obligated to assume liabilities pursuant to paragraph 1.3(1)(a) in excess of, in the aggregate, an amount equal to One Million Dollars ($1,000,000.00) (the "Assumed Liabilities Cap").


                             ARTICLE II. RECEIVABLES

     2.1 Collection of Receivables. At Closing, Seller and Shareholder will take all appropriate action necessary to vest in Buyer all right, title and interest in the Receivables, and Buyer will proceed to collect the Receivables following Closing. In the event that any Receivable cannot be transferred to Buyer, then Seller and Shareholders shall collect the Receivable in compliance with all applicable laws, as Buyer's agents for the limited purpose of such collection, and shall immediately deliver to Buyer the gross proceeds of such collection. Seller and Shareholders shall each also provide such additional assistance in the collection process as Buyer may reasonably request. If, within 180 days following Closing, Buyer has collected less than the amount of the Receivables as reflected on the Financial Statements (as such term is defined in paragraph 4.3(2)) in excess of the reserves also therein set forth, (a) Seller and/or Shareholders shall pay to Buyer the amount of the shortfall, and (b) Shareholders agree to prepare, at their cost, revised historical financial statements for the Seller reflecting the impact of the less-than-anticipated collections.


                           ARTICLE III. PURCHASE PRICE

     3.1 Purchase Price. The purchase price payable by Buyer to Seller for the Assets and in consideration for the agreements contained herein, including the agreements contained in Article XIV hereof, shall be:

         (a) Six Million Four Hundred Twenty Four Thousand Five Hundred Dollars ($6,424,500.00), subject to certain adjustments pursuant to Section 15.2 of this Agreement, payable in immediately available funds at Closing; and

         (b) such additional sums measured by the earn-out (the "Earn-Out") based upon certain operating targets, structured as follows: Buyer shall pay Seller an amount equal to six (6) multiplied by the amount by which the Seller-derived earnings before interest, taxes, depreciation and amortization ("EBITDA") for the Business exceed One Million Seventy Thousand Seven Hundred Fifty Five Dollars ($1,070,755.00) (the "EBITDA Target") for the twelve (12) month period (the "Earn-Out Period") subsequent to the opening of a non-retail pharmacy outlet for the Business (the "Closed-Door Pharmacy"). Buyer will contribute resources for and Shareholders will use their best efforts with regard to opening the Closed-Door Pharmacy expeditiously following Closing.

The Buyer agrees that it will not sell any or all or the retail operations of the Business during the Earnout Period. In addition, Buyer agrees that it will not terminate Gary Croft or Marshall Burnside without cause (as is defined in their Employment Agreements) during the Earn-Out Period.

     Seller-Derived EBITDA shall be included, and Buyer-Derived EBITDA shall be excluded (and the related expenses shall not be deducted), from the EBITDA calculation used to determine the extent to which the EBITDA Target has been exceeded. "Seller-Derived EBITDA" shall mean any EBITDA resulting from current customers of the Business as of Closing or from new business generated by the Shareholders or their agents or employees following Closing that is not Buyer-Derived EBITDA. "Buyer-Derived EBITDA" shall mean any EBITDA of the Business reasonably attributable to any goods/services provided by the Business to any customers or residents for which the right to provide such goods/services is obtained pursuant to an acquisition, consolidation, merger, joint venture or similar transaction by Buyer, execution of a preferred or participating provider agreement or similar arrangement by Buyer not achieved as a result of the efforts of Shareholders or their agents or employees, or an existing contract of Buyer to provide such goods/services.


     Any additional purchase price due under the Earn-Out shall be payable in full no later than sixty (60) days from the conclusion of the Earn-Out Period. The Earn-Out shall be evidenced by the Contingent Promissory Note in the form attached hereto as Exhibit 3.1.

     The purchase price detailed in Sections 3.1(a) and (b) hereof shall be collectively referred to herein as the "Purchase Price."

     3.2 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in the manner set forth in Exhibit 3.2 attached hereto (the "Allocation"). The parties to this Agreement expressly agree that the Allocation shall be used by them for tax, reimbursement and all other purposes. Each party to this Agreement agrees that it will report the transaction completed pursuant to this Agreement in accordance with the Allocation, including any report made under Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and that no such party will take a position inconsistent with the Allocation except with the prior written consent of the other parties hereto.


              ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF SELLER
                                AND SHAREHOLDERS

     As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, Seller and Shareholders hereby jointly and severally represent and warrant to Buyer, which representations and warranties shall be true and correct on the date hereof and as of the date of Closing, as follows:

     4.1 Organization, Qualification and Authority. Seller is a corporation duly organized and validly existing in the State of Pennsylvania and is not doing business in any other jurisdiction. Since the date of its organization and incorporation, Seller has consistently observed and operated within the corporate formalities of the jurisdictions in which it is incorporated and/or conducts the Business, and has consistently observed and complied with the general corporation law of such jurisdictions. Seller has full power and authority to own, lease and operate its facilities and assets as presently owned, leased and operated; to carry on its business as it is now being conducted; and is duly qualified to do business and is in good standing in each of the jurisdictions where the Business is conducted. Except for Shareholders, no other person or entity owns or holds, has any interest in, whether legal, equitable or beneficial, or has the right to purchase, any capital stock or other security of Seller. Seller owns no capital stock, security, interest or other right, or any option or warrant convertible into the same, of any corporation, partnership, joint venture or other business enterprise. Seller has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Seller hereby. Shareholders have the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement, to consummate the transactions contemplated on the part of Shareholders hereby, and to take all actions necessary, in their capacity as the sole stockholders of Seller, to permit or approve the actions of Seller taken in connection with this Agreement. The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by Seller, have been duly authorized by all necessary action on the part of Seller. No other action, consent or approval on the part of Seller, Shareholders or any other person or entity, is necessary to authorize Seller's due and valid execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection hereto. This Agreement and all other agreements and documents executed in connection herewith by Seller and/or Shareholders, upon due execution and delivery thereof, shall constitute the valid and binding obligations of each of Seller and Shareholders, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

     4.2 Absence of Default. The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by Seller and/or Shareholders will not constitute a violation of, or be in conflict with, will not, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, create (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability affecting the Assets or the Business pursuant to, result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Assets, or otherwise adversely affect Buyer, Seller or Business under: (a) any term or provision of the Charter or Bylaws of Seller;
(b) any contract, lease, purchase order, agreement, document, instrument, indenture, mortgage, pledge, assignment, permit, license, approval or other commitment to which Seller and/or Shareholders are a party or by which Seller and/or Shareholders or the Assets are bound; (c) any judgment, decree, order, regulation or rule of any court or regulatory authority; or (d) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Seller and/or Shareholders and/or the Assets are subject.

     4.3 Financial Statements.

         (1) Attached hereto as Exhibit 4.3 are true and correct copies of Seller's unaudited balance sheets as of December 31, 1996 and its unaudited income statements for the year then ending (the "Financial Statements"). The Financial Statements are based on the books and records of Seller and present fairly, in accordance with the income tax basis of accounting, the financial position of Seller as of, and the results of its operations for, the periods specified.

         (2) Seller and Shareholders shall fully and readily cooperate with Buyer in Buyer's attempt, if any, to perform an audit of Seller for any period prior to Closing not already audited.

     4.4 Operations Since December 31, 1996. Since December 31, 1996, there has been no:

         (a) material change, financial or otherwise, which has, or could reasonably be expected to have, an adverse effect on any of the Assets, the Business or future prospects of the Business, or in the results of the operations of Seller;

         (b) loss, damage or destruction of or to any of the Assets, whether or not covered by insurance;

         (c) sale, lease, transfer or other disposition by Seller of, or mortgages or pledges of or the imposition of any lien, charge or encumbrance on, any portion of the Assets, other than those made in the ordinary course of business;

         (d) increase in the compensation payable by Seller to Shareholders, any of Seller's employees, directors, independent contractors or agents, or any increase in, or institution of, any bonus, insurance, pension, profit-sharing or other employee benefit plan or arrangements made to, for or with the employees, directors, Shareholders, independent contractors or agents of Seller;

         (e) cumulative net operating loss incurred in the operation of the Business;

         (f) adjustment or write-off of Receivables or reduction in reserves for Receivables outside of the ordinary course of business;



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



         (g) change in the accounting methods or practices employed by Seller or change in depreciation or amortization policies;

         (h) issuance or sale by Seller or Shareholders, or contract or other commitment entered into by Seller or Shareholders, for the issuance or sale of any shares of capital stock or securities convertible into or exchangeable for capital stock of Seller;

         (i) payment by Seller of any dividend, distribution or extraordinary or unusual disbursement or expenditure or intercompany payable;

         (j) sale, transfer, pledge, mortgage or other disposition of any of the Assets (except inventory and equipment held for rent in the ordinary course of business);

         (k) merger, consolidation or similar transaction; or solicitations therefor;

         (l) federal, state or local statutes, rule, regulation, order or case adopted, promulgated or decided which, to the best knowledge of Seller and Shareholders, adversely affects the Business or Assets;

         (m) strike, work stoppage or other labor dispute adversely affecting the Business; or

         (n) termination, waiver or cancellation of any rights or claims of Seller, under contract or otherwise.

     4.5 Absence of Certain Liabilities. Except as set forth in Exhibit 4.14 or in the Financial Statements, Seller has, and as of the Closing will have, no contingent liabilities or obligations.

     4.6 Employment Discrimination. Except as disclosed in Exhibit 4.6 attached hereto, no person or party (including, without limitation, any governmental agency) has asserted, or to the best knowledge of Seller or Shareholders, has threatened to assert, any claim for any action or proceeding, against Seller (or any officer, director, employee, agent or Shareholders of Seller) arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act or the Family and Medical Leave Act). The claims disclosed in Exhibit 4.6 will not result in any liability to or obligation of Buyer, and will not cause or lead to any lien or encumbrance being placed, created or filed against or upon any of the Assets.



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



     4.7 Licenses and Permits.

         (1) Seller has all local, state and federal licenses, permits, registrations, certificates, contracts, consents, accreditations and approvals (collectively, the "Licenses and Permits") necessary for Seller to occupy, operate and conduct the Business, and there do not exist any waivers or exemptions relating thereto. To the best knowledge of Seller and Shareholders, there is no default on the part of Seller or any other party under any of the Licenses and Permits. To the best knowledge of Seller and Shareholders, there exist no grounds for revocation, suspension or limitation of any of the Licenses or Permits. Copies of each of the Licenses and Permits are attached to and listed on Exhibit 4.7(1) attached hereto. The most recent licensure surveys and deficiency reports related to each of these items has also been included in
Exhibit 4.7(1). Seller is, and at the time of Closing will be, licensed by the regulatory bodies listed on Exhibit 4.7(1). No notices have been received by Seller or Shareholders with respect to any threatened, pending, or possible revocation, termination, suspension or limitation of the Licenses and Permits.

         (2) Each employee of Seller has all Licenses and Permits required for each such employee to perform such employees' designated functions and duties for Seller in connection with conducting the Business, and there exists no waivers or exemptions relating thereto. To the best knowledge of Seller and Shareholders, there is no default under, nor does there exist any grounds for revocation, suspension or limitation of, any such Licenses and Permits.

     4.8 Medicare, Medicaid and Other Third-Party Payors.

         (1) Seller participates in the Medicare and Medicaid Programs (the "Programs"). A list of and copies of its existing Medicare and Medicaid contracts or, if such contracts do not exist, other documentation evidencing such participation (collectively, the "Program Agreements") are included in
Exhibit 4.11 attached hereto. Seller is, and will be at the time of Closing, in full compliance with all of the terms, conditions and provisions of the Program Agreements.

         (2) No notice of any offsets against future reimbursements under or pursuant to the Programs has been received by either Seller or Shareholders, nor, to the best knowledge of Seller and Shareholders, is there any basis therefor. There are no pending appeals, adjustments, challenges, audits, litigation, notices of intent to recoup past or present reimbursements with respect to the Programs. Seller has not been subject to or threatened with loss of waiver of liability for utilization review denials with respect to the Programs during the past twelve (12) months, nor have either Seller or Shareholders received notice of any pending, threatened or possible decertification or other loss of participation in, any of the Programs.

         (3) Seller currently has contractual arrangements with Blue Cross and other third party payors. A list of and copies of its existing Blue Cross contracts and other third party payor contract(s) are included in Exhibit 4.11 attached hereto. Seller is, and will be at the time of Closing, in full compliance with all of the material terms, conditions and provisions of such contracts.

         (4) All liabilities and contractual adjustments of Seller under any third party payor or reimbursement programs have been properly reflected and adequately reserved for in the Financial Statements. In the event that, following Closing, Buyer suffers any offsets against any reimbursement under any third-party payor or reimbursement programs due to Buyer relating to the periods on or prior to the Closing, then to the extent not reserved for in the Financial Statements, Seller and/or Shareholders shall immediately pay to Buyer the amounts so offset, with interest at a rate equal to eight percent (8%) per annum.

     4.9 Compliance with Zoning, Land Use and Other Laws; Easements. To the best knowledge of Seller and Shareholder, none of the Real Estate is in violation of any zoning, public health, building code or other similar laws applicable thereto or to the ownership, occupancy and/or operation thereof, nor does there exist any waivers or exemptions relating to the Real Estate with respect to any non-conforming use or other zoning or building codes matters. Seller has all easements and rights necessary to continue operation of the Business, copies of which are set forth in Exhibit 4.9 attached hereto.

     4.10 Title to Assets.

          (1) Seller is the sole legal and beneficial owner of, or has the exclusive, unrestricted right and authority to use and transfer to Buyer, the personal property included in the Assets, free and clear of all mortgages, security interests, liens, leases, covenants, assessments, easements, options, rights of refusal, restrictions, reservations, defects in the title, encroachments, and other encumbrances, except as set forth in the Leases and Contracts attached hereto. The Assets are all the assets set forth on the Financial Statements or used in the operation of the Business.

         (2) The descriptions of the Real Estate contained in Exhibit 1.1(1) hereto and in each of the Assignment and Assumption of Lease Agreements and/or Lease Agreements required to be delivered by Seller or Shareholders' partnership (as applicable) to Buyer pursuant to paragraph 10.1(a) of this Agreement are accurate and sufficient for their intended purposes, and such descriptions include all real property leased or owned by Seller and used in connection with the Business or set forth on the Financial Statements. Seller owns no real estate. Seller is in lawful possession of all of the Real Estate, including, without limitation, the buildings, structures and improvements situated thereon and appurtenances thereto, in each case free and clear of all mortgages, liens and other encumbrances or restrictions that are related to or impair the Assets or the Business. Additionally, Seller, as tenant, has the right and authority to transfer and convey the Real Estate to Buyer as contemplated by the terms of this Agreement, and such transfer and conveyance, once effected as contemplated hereunder, will vest in Buyer the lawful right to possess and use the leased Real Estate, superior in right to all others, other than mortgagees or lenders who may have possessory rights in cases of landlord's monetary default.

     4.11 Leases and Contracts.

          (1) Exhibit 4.11 attached hereto sets forth a complete and accurate list of all contracts, including the Program Contracts, agreements, purchase orders, leases, subleases, options and commitments, oral or written, and all assignments, amendments, schedules, exhibits and appendices thereof, affecting or relating to the Business or any Asset or any interest therein, to which either Seller and/or Shareholders are a party or by which Seller, the Assets or the Business are bound or affected, including, without limitation, service contracts, management agreements, equipment leases and building leases pertaining to any part of the Real Estate (collectively, the "Leases and Contracts"). For each contract listed on Exhibit 4.11, oral or written, the key terms of such contract are briefly summarized. Except for the Assumed Liabilities, all Leases and Contracts and all other obligations and liabilities relating to the Assets and the Business shall be retained by Seller.

         (2) None of the Leases and Contracts has been modified, amended, or, to the best knowledge of Shareholders and Seller, assigned or transferred, and each is in full force and effect and is valid, binding and enforceable in accordance with its respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

         (3) To the best knowledge of Seller and Shareholders, no event or condition has happened or presently exists which constitutes a default or breach or, after notice or lapse of time or both, would constitute a default or breach by any party under any of the Leases and Contracts. There are no counterclaims or offsets under any of the Leases and Contracts.

         (4) There does not exist any security interest, lien, encumbrance or claim of others created or suffered to exist on any interest created under any of the Leases and Contracts (except for those that result from or relate to leased Assets or to landlord's mortgagees or lenders).

         (5) No purchase commitment by Seller is in excess of Seller's ordinary business requirements.

         (6) Assignment to Buyer of those Leases and Contracts constituting part of the Assumed Liabilities will not default, alter or terminate any such Leases and Contracts, and such assignment will confer and convey all of Seller's rights thereunder to Buyer.

     4.12 Environmental Matters.

          (1) Hazardous Substances. As used in this Section, the term "Hazardous Substances" means any hazardous or toxic substances, materials or wastes, including but not limited to those substances, materials, and wastes defined in
Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") listed in the United States Department of Transportation Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances pursuant to 40 CFR Part 302, or which are regulated under any other Environmental Law (as such term is defined below), or any of the following: hydrocarbons, petroleum and petroleum products, asbestos, polychlorinated biphenyls, formaldehyde, radioactive substances (other than naturally occurring materials in place), flammables and explosives.

         (2) Compliance with Laws and Regulations. To the best knowledge of Seller and Shareholders, all operations or activities upon, or any use of occupancy of the Real Estate, or any portion thereof, by Seller, any Affiliates of Seller (wherein the term "Affiliates" shall mean any person or entity controlling, controlled by or under common control at any time with Seller, and the term "control" shall mean the power, directly or indirectly to direct the management or policies of such person or entity), and any agent, contractor or employee of any agent or contractor of Seller or its Affiliates ("Agents"), or any tenant or subtenant of Seller of any part of the Real Estate is and has been in compliance with any and all laws, regulations, orders, codes, judicial decisions, decrees, licenses, permits and other applicable requirements of governmental authorities with respect to Hazardous Substances, pollution or protection of human health and safety (collectively, "Environmental Law"), including but not limited to the release, emission, discharge, storage and removal of Hazardous Substances. Seller, Affiliates and Agents have kept the Real Estate free of any lien imposed pursuant to Environmental Law. To the best knowledge of Seller and Shareholders, all prior owners, operators and occupants of the Real Estate complied with Environmental Law. Except for uses and storage or presence of Hazardous Substances reasonably necessary or incidental to the customary operation of a business similar to the Business, as appropriate, which if required, was duly licensed or authorized by appropriate governmental authorities or otherwise permitted by and complies with Environmental Law:

             (a) Neither Seller nor Affiliates or, to the best knowledge of Seller and Shareholders, the Agents have allowed the use, generation, treatment, handling, manufacture, voluntary transmission or storage of any Hazardous Substances over, in or upon the Real Estate, nor, to the best knowledge of Seller and Shareholders, has the Real Estate ever been used for any of the foregoing.

             (b) Neither Seller, Affiliates nor, to the best knowledge of Seller and Shareholders, the Agents have installed or permitted to be installed, in or on the Real Estate friable asbestos or any substance containing asbestos in condition or amount deemed hazardous by Environmental Law respecting such material.

             (c) Seller has not at any time engaged in or permitted, nor to the best knowledge of Seller and Shareholders, has any tenant of Seller, Agent, Affiliate or any other occupant of the Real Estate, or any portion thereof, engaged in or permitted any dumping, discharge, disposal, spillage, or leakage (whether legal or illegal, accidental or intentional) of such Hazardous Substances, at, on, in or about the Real Estate, or any portion thereof that would subject the Real Estate or Buyer to clean-up obligations imposed by governmental authorities.

             (d) None of the Real Estate, nor any part thereof, nor Seller nor, to the best knowledge of Seller and Shareholders, any present owner or operator of the Real Estate (i) has either received or been issued a notice, demand, request for information, citation, summons or complaint regarding an alleged failure to comply with Environmental Law, or (ii) is subject to any existing, pending, or threatened investigation or inquiry by any governmental authority for failure to comply with, or any remedial obligations under, Environmental Law, and there are no circumstances known to Seller or Shareholders which could serve as a basis therefor. Seller has not assumed any liability of a third party for clean up under, or noncompliance with, Environmental Law.

             (e) Neither Seller, its Affiliates nor, to the best knowledge of Seller and Shareholders, its Agents have transported or arranged for the transportation of any Hazardous Substances to any location which is listed or, to the best knowledge of Seller and Shareholders, proposed for listing under Environmental Law, or is the subject of any enforcement action, investigation or other inquiry under Environmental Law.

     Seller and Shareholders shall promptly notify Buyer in writing of any order of which either is aware, receipt of any notice of violation or noncompliance with any Environmental Law, any threatened or pending action of which either is aware by any regulatory agency or governmental authority, or any claims made by any third party of which it is aware relating to Hazardous Substances on, emanations on or from, releases on or from, any of the Real Estate which relate to the period prior to Closing; and shall promptly furnish Buyer with copies of any written correspondence, notices or legal pleadings and written summaries of any oral communications or notices in connection therewith. If, and only if, required by law or the failure to do so would impose liabilities on Buyer or the Assets, Buyer shall have the right, but shall not be obligated, to notify any governmental authority of any state of facts which may come to its attention with respect to Hazardous Substances on, released from or emanating from any part of the Real Estate. Buyer shall give Seller prior or simultaneous notice of such notification.

         (3) Other Environmental Matters. To the best knowledge of Seller and Shareholders, there are no underground storage tanks on any portion of the Real Estate, and, to the best knowledge of Seller and Shareholders, the Real Estate is free of dangerous levels of naturally-emitted radon. To the best knowledge of Seller and Shareholders, no portion of the Real Estate has ever been used as a landfill. Seller has furnished to Buyer a copy of any environmental audit, study, report or other analysis on the Real Estate, which Seller or its Affiliates obtained or was furnished.

     4.13 Miscellaneous Representations Relating to Real Estate.

          (1) No part of the Real Estate is currently subject to condemnation proceedings, and, to the best knowledge of Seller and Shareholders, no condemnation or taking is threatened or contemplated. There are no public improvements which may result in special assessments against or otherwise affect the Real Estate. There are no facts known to either Seller or Shareholders that would adversely affect the possession, use or occupancy of the Real Estate.

         (2) Attached as Exhibit 4.13 are complete copies of all appraisals, mechanical and structural studies or reports or assessments, engineering plans, architectural drawings, soil studies, surveys and other documents which have been prepared by or at the direction of Seller or Shareholders within the last five years relating to any of the Assets.

         (3) All utilities serving the Real Estate are adequate to operate the Real Estate in the manner it is currently operated and, to the best knowledge of Seller and Shareholders, all utility lines, pipes, hook-ups and wires serving the Real Estate are located within recorded easements for the benefit of the Real Estate. To the best knowledge of Seller and Shareholders, there are no encroachments upon the Real Estate and no encroachment of any improvements to the Real Estate onto adjacent property. To the best knowledge of Seller and Shareholders, none of the improvements to the Real Estate violate set-back, building or side lines, nor do they encroach on any easements located on the Real Estate.

         (4) All potable and industrial water and all gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Real Estate and the facilities of the Business are installed and operating and are sufficient to enable the Real Estate and the facilities of the Business to continue to be used and operated in the manner currently being used and operated, and any so-called hook-up fees or other associated charges accrued to date have been fully paid. Seller has received no written recommendation from any insurer to repair or replace any of the Assets with which Seller has not complied.

     4.14 Litigation. Neither Seller nor Shareholders have received notice of any violation of any law, rule, regulation, ordinance or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, legislation and regulations applicable to the Medicare and Medicaid programs, Food and Drug Administration, Drug Enforcement Administration, state controlled substance agencies and boards of pharmacy, environmental protection, civil rights, public health and safety and occupational health). Except as set forth in Exhibit 4.14 attached hereto (for which Buyer assumes no liability), there are no lawsuits, proceedings, actions, arbitrations, governmental investigations, claims, inquiries or proceedings pending or, to the best knowledge of Seller and

Shareholders, threatened involving Seller, Shareholders, any of the Assets or the Business.

     4.15 Seller's Employees. Exhibit 4.15 attached hereto sets forth: (a) a complete list of all of Seller's employees, and rates of pay, (b) true and correct copies of any and all fringe benefits and personnel policies, (c) the employment dates and job titles of each such person, and (d) categorization of each such person as a full-time or part-time employee of Seller. For purposes of this paragraph, "part-time employee" means an employee who is employed for an average of fewer than thirty five (35) hours per week or who has been employed for fewer than six of the twelve (12) months preceding the date on which notice is required pursuant to the "Worker Adjustment and Retraining Notification Act" ("WARN"), 29 U.S.C. ss.2102 et seq. Except as provided in Exhibit 4.11, Seller has no employment agreements with its employees and all such employees are employed on an at "at will" basis. Exhibit 4.15 lists all ex-employees of Seller utilizing or eligible to utilize COBRA (health insurance). Seller will terminate all of its employees at Closing, and each of Seller and Shareholders agree, jointly and severally, to indemnify and hold Buyer harmless, from and against any and all claims of Seller's employees relating to their employment by Seller through Closing and such termination, whenever made. Following the Closing, Buyer intends to hire all current employees of Seller, subject to exercise of Buyer's general policies (e.g., anti-nepotism) and Buyer's business judgment. Other than Assumed Liabilities, and other than accrued vacation and sick leave (for which Buyer shall be responsible as detailed below), the parties expressly agree that Seller shall retain responsibility for and fully and timely pay all salaries and wages, related payroll taxes and all holiday, retirement and other fringe benefits that have accrued to its employees through the date of Closing, including related payroll taxes. For each of Seller's employees hired by Buyer following Closing, Buyer shall honor each such employee's accrued vacation time (up to the maximum each such employee could accrue for a twelve (12) month period under Seller's consistent policies relating thereto) and sick leave (up to a maximum of eighteen (18) days accrued). Seller shall use its best efforts to retain its employees in their current positions up to Closing.

     4.16 Labor Relations. Seller is not a party to any labor contract, collective bargaining agreement, contract, Letter of Understanding, or any other arrangement, formal or informal, with any labor union or organization which obligates Seller to compensate Seller's employees at prevailing rates or union scale, nor are any of its employees represented by any labor union or organization. There is no pending or, to the best knowledge of Seller and Shareholders, threatened labor dispute, work stoppage, unfair labor practice complaint, strike, administrative or court proceeding or order between Seller and any present or former employee(s) of Seller. There is no pending or, to the best knowledge of Seller and Shareholders, threatened suit, action, investigation or claim between Seller and any present or former employee(s) of Seller. There has not been any labor union organizing activity at any location of Seller, or elsewhere, with respect to Seller's employees within the last three years.

     4.17 Insurance. Seller has in effect and has continuously maintained insurance coverage for all of its operations, personnel and assets, and for the Assets and the Business. A complete and accurate list of all such insurance policies is set forth in Exhibit 4.17 attached hereto, which policies have previously been provided to Buyer. Exhibit 4.17 also sets forth a summary of Seller's current insurance coverage (listing type, carrier and limits), and includes a list of any pending insurance claims relating to Seller. Seller and Shareholders agree, jointly and severally, to indemnify and hold harmless Buyer from and against such pending insurance claims. To the best knowledge of Sellers and Shareholders, Seller is not in default or breach with respect to any provision contained in any such insurance policies, nor has Seller failed to give any notice or to present any claim thereunder in due and timely fashion.

     4.18 Broker's or Finder's Fee. Neither Seller nor Shareholders have employed, or is liable for the payment of any fee to, any finder, broker, consultant or similar person in connection with the transactions contemplated by this Agreement.

     4.19 Conflicts of Interest. Except with regard to the certain real property leases between Shareholders' partnership and Seller, none of the following is either a supplier of goods or services to Seller, or directly or indirectly controls or is a director, officer, employee or agent of any corporation, firm, association, partnership or other business entity that is a supplier of goods or services to Seller: (a) Shareholders, (b) any director or officer of Seller, or
(c) any entity under common control with Seller or controlled by or related to Shareholders.

     4.20 Intellectual Property. All trademarks, service marks, trade names, patents, inventions, processes, copyrights and applications therefor, whether registered or at common law (collectively, the "Intellectual Property"), owned by Seller are listed and described in Exhibit 4.20 attached hereto. No proceedings have been instituted or are pending or, to the best knowledge of Seller and Shareholders, threatened which challenge the validity of the ownership by Seller of any such Intellectual Property. Seller has not licensed anyone to use any such Intellectual Property, and neither Seller nor Shareholders have any knowledge of the use or the infringement of any of such Intellectual Property by any other person. Seller owns or possesses adequate and enforceable licenses or other rights to use all Intellectual Property now used in the conduct of its Business.

     4.21 Inventories. The Inventory is and on Closing will be of a quality and quantity previously used by Seller in the ordinary course of business determined and valued consistent with Seller's past practice and containing no significant amount of excess, dated or obsolete inventory. The Inventory is properly valued at the lower of third party acquisition cost or market value on a first-in/first-out basis in accordance with the income tax basis of accounting consistently applied. Since the date of the Financial Statements, Seller has not decreased or substituted its items of Inventory other than in the ordinary course of business. Seller has fairly represented the nature and extent of the Inventory to its outside accountants on a consistent basis and in the exercise of good faith.

     4.22 Motor Vehicles. All motor vehicles (except those listed on Exhibit 1.2 hereof) used in the Business, whether owned or leased, are listed in Exhibit 1.1(2) attached hereto. All such vehicles are properly licensed and registered in accordance with applicable law.

     4.23 Employee Benefit Plans.

          (1) Welfare Benefit Plans. Exhibit 4.23(1) attached hereto contains a true, accurate and complete list of each "employee welfare benefit plan" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 as amended ("ERISA")) maintained by Seller or to which Seller contributes or is required to contribute (such employee welfare benefit plans being hereinafter collectively referred to as the "Welfare Benefit Plans"). Copies to all Welfare Benefit Plans have previously been provided to Buyer.

          (2) Pension Benefit Plans. Exhibit 4.23(2) attached hereto contains a true and complete list of each "employee pension benefit plan" (as defined in Section 3(2) of ERISA) maintained by Seller, to which Seller contributes or is required to contribute, or which covered employee of Seller during the period of their employment with any predecessor of Seller, including any multi-employer pension plan as defined under Internal Revenue Code of 1986, Section 414(f) (such employee pension benefit plans being hereinafter collectively referred to as the "Pension Benefit Plans"). Copies of all Pension Benefit Plans have previously been provided to Buyer.

          (3) Liabilities. Unfunded liabilities under any Welfare Benefits Plans or Pension Benefit Plans are described on Exhibit 4.23(3) attached hereto. Buyer shall not be liable and not be responsible for any debt, obligation, responsibility or liability of Seller under any such plans. Seller shall be liable under its Welfare Benefit Plans and Pension Benefit Plans for all claims due and unpaid at Closing and for all claims incurred before Closing, whether or not paid or presented before Closing.

          (4) Termination of Participation. Upon Closing, Seller shall cease to be a participating employer under all Pension Benefit Plans and Welfare Benefit Plans maintained by Seller, and any such action by Seller shall in no way diminish its obligations to Buyer.

     4.24 Compliance with Healthcare Laws and Other Laws. Seller has not made any kickback, bribe or payment to any person or entity, directly or indirectly, for referring, recommending or arranging business or patients with, to or for Seller which action could have a material adverse effect on the Business. No bulk sales or similar statute will have any adverse effect on the transactions contemplated under this Agreement. The transactions contemplated under this Agreement comply with any applicable state antitrust or similar laws. None of the Leases and Contracts and no activity of Seller violates Section 1877 of the Social Security Act or any similar provision of applicable state law in any material respect. None of the Leases and Contracts and no activity of Seller violates provisions of applicable state law relating to the corporate practice of medicine in any material respect. Seller is in substantial compliance (without obtaining waivers, variances or extensions) with, all federal, state and local laws, rules and regulations which relate to the operations of the Business, except where the failure to be in compliance could not have a material adverse effect on the Business. All healthcare, tax and other returns, reports, plans and filings of any nature required to be filed prior to Closing by Seller with any federal, state or local governmental authorities and any third party payors have been properly completed, except where the failure to be so completed or filed could not have a material adverse effect on the Business, and timely filed in compliance with all applicable requirements. Each return, report, plan and filling contains no materially untrue or misleading statements and does not omit anything which would cause it to be misleading or inaccurate in any material respect. Seller shall retain and be responsible, for any liability incurred, and Seller shall be entitled to receive any refund or other benefit which may result from the same in connection with any such return, report, plan and filing.

     4.25 Condition of Assets. The Equipment and Furnishings are all of the "Equipment" reflected on the Financial Statements, other than those items sold and replaced in the ordinary course of business. The Assets together with the Excluded Assets comprise all of the following: all assets owned by Seller and all assets used in connection with the Business and any related businesses. To the best knowledge of Seller and Shareholders, all components of all of the Equipment and Furnishings (a) operate in accordance with their respective specifications, (b) perform the functions they are supposed to perform, (c) are free of structural, installation, engineering, or mechanical defects or problems, and (d) are otherwise in good working order, except for general wear and tear and/or functional obsolescence, as applicable. Seller has received no written recommendation from any insurer to repair or replace any of the Assets with which Seller has not complied. Since December 31, 1996, the Business has been operated in conformity with the methods and procedures observed and utilized during the two year period immediately preceding December 31, 1996, and that since December 31, 1996 and except as required in the ordinary and usual course of the Business, no assets have been removed, distributed, assigned or paid by or from Seller.

     4.26 Tax Returns; Taxes. Seller has filed all federal, state and local tax returns and tax reports required by such authorities to be filed. Seller has paid all taxes, assessments, governmental charges, penalties, interest and fines due or claimed to be due (including, without limitation, taxes on properties, income, franchises, licenses, sales and payrolls) by any federal, state or local authority. Additionally, the reserves for taxes reflected in the Financial Statements are adequate to cover all tax liabilities accrued as of the respective dates thereof. There has never been and is not now pending a tax examination or audit of, nor any action, suit, investigation or claim asserted or, to the best knowledge of Seller and Shareholders, threatened against Seller by any federal, state or local authority; and Seller has not been granted any extension of the limitation period applicable to any tax claims.

     4.27 Operating Targets. For the six (6) month period ended at January 31, 1997, Seller achieved net revenues actual receipts of approximately Six Million Six Hundred

Fifteen Thousand Dollars ($6,615,000.00), of which no less than Three Million Four Hundred Ten Thousand ($3,410,000.00) shall have been derived from combined long-term care pharmacy and IV therapy Net Revenues.

     4.28 Value of Assets. As of the date of Closing, the Assets have a net value (being the aggregate book value of the Assets, less the amount of Assumed Liabilities listed on Exhibit 1.3 hereto) of at least Two Million Five Hundred Twenty Seven Thousand Six Hundred Twenty Seven Dollars ($2,527,627.00). From December 31, 1996 through Closing and except as required in the ordinary and usual course of the Business, no assets were removed, distributed, assigned or paid by or from Seller. At Closing the Assets are free from liabilities, mortgages, security interests, liens, leases, covenants, assessments, easements, options, rights of first refusal, restrictions, reservations, defects in title, encroachments or other encumbrances except those acceptable to Buyer which are associated with the Assumed Liabilities.

     4.29 Beds. As of the date of Closing, there are a minimum of 2,794 beds being actively serviced by Seller under binding agreements in form and substance acceptable to Buyer.

     4.30 No Omissions or Misstatements. To the best knowledge of Seller and Shareholders, there is no fact material to the Assets, liabilities, Business or prospects of Seller or the Business which has not been set forth or described in this Agreement or in the Exhibits hereto and that is material to the conduct, prospects, operations or financial condition of Seller, the Business or the Assets. To the best knowledge of Seller and Shareholders, none of the information included in this Agreement and Exhibits hereto, or other documents furnished or to be furnished by Shareholders or Seller, or any of its representatives, contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements herein or therein not misleading in light of the circumstances in which they were made. Copies of all documents referred to in any Exhibit hereto have been delivered or made available to Buyer and constitute true, correct and complete copies thereof and include all amendments, exhibits, schedules, appendices, supplements or modifications thereto or waivers thereunder.


               ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER

     As an inducement to Seller and Shareholders to enter into this Agreement and to consummate the transactions contemplated herein, Buyer hereby represents and warrants to Seller and Shareholders, which representations and warranties shall be true and correct on the date hereof and on the date of Closing, as follows:

     5.1 Organization, Qualification and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the full corporate power and corporate authority to own, lease and operate its


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



properties and assets as presently owned, leased and operated and to carry on its business as it is now being conducted. Buyer has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Buyer hereby. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer has been duly authorized by all necessary corporate action on the part of Buyer. No other action on the part of Buyer or any other person or entity is necessary to authorize the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement, and all other agreements and documents executed in connection herewith by Buyer, upon due execution and delivery thereof, shall constitute the valid binding obligations of Buyer, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

     5.2 Absence of Default. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer will not constitute a violation of, be in conflict with, or, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, or create (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Assets (except in the ordinary course pursuant to Buyer's existing credit agreement) under: (a) any term or provision of the Certificate of Incorporation or Bylaws of Buyer; (b) any contract, lease, agreement, indenture, mortgage, pledge, assignment, permit, license, approval or other commitment to which Buyer is a party or by which Buyer is bound; (c) any judgment, decree, order, regulation or rule of any court or regulatory authority, or (d) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Buyer is subject.

     5.3 Broker's or Finder's Fee. Except with regard to Adirondack Capital Advisors, LLC (the fees related to which shall be solely the responsibility of Buyer), Buyer has not employed and is not liable for the payment of any fee to any finder, broker, government official, consultant or similar person in connection with the transactions contemplated by this Agreement.


                        ARTICLE VI. COVENANTS OF PARTIES

     6.1 Preservation of Business and Assets. Until the Closing, each of Seller and Shareholders shall use their best efforts and shall do or cause to be done all such acts and things as may be necessary to preserve, protect and maintain intact the operation of the Business and Assets as a going concern consistent with prior practice and not other than in the ordinary course of business, and to preserve, protect and maintain for Buyer the goodwill of the suppliers, employees, clientele, patients and others having business relations with Seller or the Business. Each of Seller and Shareholders shall use their best efforts to obtain all documents called for by this Agreement. Buyer, Seller and Shareholders shall use their best efforts to facilitate the consummation of the transactions contemplated under this Agreement. Until termination of this Agreement, Seller and Shareholders agree that they will not sell or transfer, or negotiate the sale or transfer of, either the Assets or any stock of Seller. Until the Closing, Seller shall pay no dividend, and shall make no distribution or extraordinary payment to Shareholders or any third party or pay any intercompany payable and, other than in the ordinary course of business, Seller will not sell, discard or dispose of any of the Assets. None of the Leases and Contracts shall be amended between the date hereof and Closing without the prior written consent of Buyer. Until Closing, the Seller and any party in possession of all or any part of the Real Estate will not perform any material grading or excavation, construction or removal of any improvement, or make any material other change or improvement upon or about the Real Estate. Until the Closing, Seller and any party in possession of all or any part of the Assets will maintain and keep the Assets in a sanitary, well-maintained condition and in good order and repair.

     6.2 Absence of Material Change. Until Closing, neither Seller nor Shareholders shall make any change in the Business or in the utilization of the Assets and shall not enter into any other material contract or commitment or any other transaction with respect to the Business or the Assets without the prior written consent of Buyer.

     6.3 Ownership of Intellectual Property. Seller will provide any and all assistance and cooperation required by Buyer (including, but not limited to the execution of all necessary documents and agreements) in order for Buyer to create, perfect or renew rights in any Intellectual Property (including but not limited to rights which are created, perfected or renewed subsequent to the Closing).

     6.4 Access to Books and Records.

         (a) From the date hereof until the Closing, Seller shall give to Buyer and to Buyer's counsel, accountants and other representatives, full access to all of Seller's offices, properties, books, contracts, commitments, records and affairs relating to the Assets or the Business so that Buyer may inspect and audit them and shall furnish to Buyer a copy of all documents and information concerning the properties and affairs of Seller, the Business or the Assets as Buyer may request. If any such books, records and materials are in the custody of third parties, Seller shall direct such third parties to promptly provide them to Buyer. Copies of documents furnished to Buyer by Seller will be returned by Buyer upon request if the transactions contemplated hereunder are not consummated. Seller shall provide Buyer promptly with interim financial statements of Seller and any other management reports, as and when they are available.

         (b) Following the Closing, Buyer shall permit Seller's representatives (including, without limitation, their counsel and auditors), during normal business hours, to have reasonable access to, and examine and make copies of, all books and records of the Business which relate to transactions or events occurring prior to the Closing. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by Seller.

         (c) Following the Closing, Seller shall permit Buyer and its representatives (including, without limitation, their counsel and auditors), to have access to, and examine and make copies of, all books and records of Seller and its affiliates relating to the Business or Assets, which books and records are retained by Seller and which relate to transactions or events occurring prior to the Closing. For a period of five years after the Closing, Seller agrees that, prior to the destruction or disposition of any such books or records, Seller shall provide not less than forty-five (45) days', nor more than ninety (90) days', prior written notice to Buyer of such proposed destruction or disposal. If Buyer desires to obtain any such documents or records, it may do so by notifying Seller in writing at any time prior to the date scheduled for such destruction or disposal. In such event, Seller shall not destroy such documents or records and the parties shall then promptly arrange for the delivery of such documents or records to Buyer, its successors or assigns. All out-of-pocket costs associated with the delivery of the requested documents or records shall be paid by Buyer.

         (d) Seller shall cause its accounting firm to consent to, and provide the necessary written consents for, the inclusion of the Financial Statements and any interim financial statements as currently prepared in any registration statements, private placement memoranda, and periodic reports, if any, necessary or appropriate in order to enable Buyer or its affiliates to comply with any applicable registration or reporting requirements of federal or state securities laws.

         (e) After Closing, Seller and Shareholder shall make the books and records of Seller available to Buyer (and, without limitation, to Buyer's auditors and other agents) and shall otherwise cooperate with Buyer in order to permit Buyer to conduct an audit of Seller's financial statements for any period prior to Closing not already audited. Seller agrees to cooperate, with Buyer in Buyer's preparation of financial statements relating to such periods and Buyer's filing in a timely manner of registration statements, private placement memoranda and periodic reports, if any, pursuant to any applicable federal or state securities law.

     6.5 Preserve Accuracy of Representations and Warranties. Each of Seller and Shareholders shall refrain from taking any action which would render any representation and warranty contained in Article IV hereof untrue, inaccurate or misleading as of Closing. Seller and Shareholders will each promptly notify Buyer of any lawsuit, claim, administrative action or other proceeding asserted or commenced against Seller, its directors, officers or Shareholders, that may involve or relate in any way to Seller, the Assets, Shareholders or the operation of the Business. Seller and Shareholders each shall promptly notify Buyer of any facts or circumstances that come to either's attention and that cause, or through the passage of time may cause, any of Seller's and Shareholders' representations and warranties to be untrue or misleading at any time from the date hereof to Closing.

     6.6 Maintain Books and Accounting Practices. Until the Closing, Seller shall maintain its books of account in the usual, regular and ordinary manner on a basis consistent with prior years and shall make no change in its accounting methods or practices.

     6.7 Indebtedness; Liens. Until the Closing, with respect to the Assets, including the Business and operations conducted with the Assets, Seller shall not create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness for borrowed money, nor make any loan or advance to, or any investment in, any person or entity, nor create any lien, security interest, mortgage, right or other encumbrance in any of the Assets, without Buyer's prior written approval. At Closing the Assets will be free and clear of all mortgages, security interests, liens, leases, covenants, assessments, easements, options, rights of first refusal, restrictions, reservations, defects in title, encroachments or other encumbrances, except as specifically set forth in those Leases and Contracts or Assumed Liabilities which Buyer expressly elects to assume, except with respect to Cardinal Syracuse, Inc., and except with respect to certain liens/encumbrances (securing liabilities which Seller and/or Shareholders shall retain) which shall be discharged at or post-Closing.

     6.8 Compliance with Laws and Regulatory Consents. Until the Closing, (a) Seller shall comply with all applicable statutes, laws, ordinances and regulations, (b) Seller shall keep, hold and maintain all certificates, registrations, accreditations, participations, licenses, and other permits necessary for the business and operation of the Assets, (c) Seller and Shareholders shall use their best efforts and shall cooperate fully with Buyer to obtain all consents, approvals, exemptions and authorizations of third parties, whether governmental or private, necessary to consummate the transactions contemplated under this Agreement, and (d) Seller and Shareholders shall make and cause to be made all filings and give and cause to be given all notices which may be necessary or desirable under all applicable laws and under applicable contracts, agreements and commitments in order to consummate the transactions contemplated under this Agreement.

     6.9 Maintain Insurance Coverage. Until the Closing, Seller shall maintain and cause to be maintained in full force and effect the existing insurance on the Assets and the operations of the Business and shall provide at Closing evidence satisfactory to Buyer that such insurance continues to be in effect and that all premiums due have been paid. Seller will maintain its existing product and professional liability insurance on an "occurrence" basis, and covering at least five years after Closing.

     6.10 Medicare and Medicaid Reporting. Until the Closing, Seller shall timely file or cause to be filed all reports and claims of every kind, nature or description, required by law or by written or oral contract to be filed with respect to the purchase of services by third party payors, including, but not limited to, Medicare, Medicaid and Blue Cross. Seller has paid or will pay all liabilities for contracted adjustments, discounts, refunds and other offsets in connection with the filing of such reports and claims through the date of Closing.

     6.11 Current Return Filing. Seller shall be responsible for (a) the preparation and filing of the federal, state and local income tax and gross receipts and use tax returns for all the tax periods of Seller ending on or before the Closing; and (b) the payment of all such taxes when due.

     6.12 WARN Act. Within the period ninety (90) days prior to Closing, Seller will not temporarily or permanently close or shut down any "single site of employment" or any "facility" or any "operating unit," department or service within a single site of employment, as such terms are used in WARN.

     6.13 No Sale, Merger or Consolidation. Until the Closing, Shareholders shall not sell, pledge or transfer any of their capital stock in Seller, and Seller shall not sell all or substantially all of its assets, or merge or consolidate with any other entity; neither party shall solicit any inquiries, proposals or offers relating to any such transactions; and both parties shall promptly notify Buyer orally, and confirm in writing, of all relevant details relating to inquiries, proposals or offers which either may receive relating to any of the matters referred to in this paragraph.

     6.14 Risk of Loss. In the event there is any material damage to or loss of any of the Assets (whether by fire, theft, vandalism, or other cause or casualty), between the date hereof and the Closing, Buyer at its sole option, may elect either (a) to terminate this Agreement in its entirety, or (b) to terminate this Agreement with respect to the damaged Assets only, with a reduction in the cash portion of the Purchase Price to be paid at Closing equal to the appraised value of the Assets damaged or lost plus the cost of such appraisal. Seller, Shareholders and Buyer shall mutually select an appraiser for such purpose.

     6.15 Condemnation. Until the Closing, in the event that any portion of the Assets become subject to or is threatened with any condemnation or eminent domain proceedings, then Buyer, at its sole option, may elect either (a) to terminate this Agreement in its entirety, or (b) to terminate this Agreement with respect only to that portion of the Assets which is condemned or threatened to be condemned, with a reduction in the cash portion of the Purchase Price determined as provided in paragraph 6.14.


                              ARTICLE VII. CLOSING

     7.1 Closing. If all of the conditions to Closing set forth in Articles VIII and IX hereof are satisfied, then the Closing shall occur on or by March 5, 1997, at the offices of Johnson, Duffie, Stewart and Weidner, 301 Market Street, Lemoyne, Pennsylvania 17043-0109, or at such other time or place as the parties may mutually agree (the "Closing"). In the event that Closing has not occurred by April 1, 1997, then any party not in default hereunder may terminate this Agreement without further obligation.


          ARTICLE VIII. SELLER'S AND SHAREHOLDERS' CONDITIONS TO CLOSE

     The obligations of Seller and Shareholders under this Agreement are subject to the satisfaction on or prior to Closing, of the following conditions (which may be waived in writing by Seller or Shareholders in whole or in part):

     8.1 Representations and Warranties True at Closing; Compliance with Agreement. The representations and warranties of Buyer contained in this Agreement (including the Exhibits and attachments hereto) or in any certificate or document delivered to Seller pursuant hereto, shall be deemed to have been made again at the Closing and shall then be true in all respects; and Buyer shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at Closing.

     8.2 No Action/Proceeding. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions hereunder contemplated, and no governmental agency or body or other entity shall have taken any other action or made any request of Seller or Buyer as a result of which Seller reasonably and in good faith deems that to proceed with the transactions hereunder may constitute a violation of law.

     8.3 Order Prohibiting Transaction. No order shall have been entered in any action or proceeding before any court or governmental agency, and no preliminary or permanent injunction by any court shall have been issued which would have the effect of (a) making the transactions contemplated under this Agreement illegal, or (b) otherwise preventing consummation of such transactions. There shall have been no United States federal or state statute, rule or regulations enacted or promulgated after the date of this Agreement that would reasonably, directly or indirectly, result in any of the consequences referred to in this paragraph.

     8.4 Employment Agreement. Buyer and each of Gary Croft and Marshall Burnside shall have entered into an employment agreement in the form attached hereto as Exhibit 9.7(a) and (b).


                     ARTICLE IX. BUYER'S CONDITIONS TO CLOSE

     The obligations of Buyer under this Agreement are subject to the satisfaction, on or prior to Closing, of the following conditions (which may be waived in writing by Buyer in whole or in part):

     9.1 Representations and Warranties True at Closing; Compliance with Agreement. The representations and warranties of Seller and Shareholders contained in this Agreement (including the Exhibits and attachments hereto) or in any certificate or document delivered to Buyer in connection herewith, shall be deemed to have been made again at the Closing and shall then be true in all respects; and Seller and Shareholders shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at Closing.

     9.2 Regulatory Approvals. Buyer shall have obtained (a) certification for participation in the Medicaid Programs of the states where the Business is conducted, (b) certification from the appropriate agency of the federal government for participation in the federal Medicare Program, and (c) all other consents, licenses, registrations, permits, approvals, provider contracts, necessary in the judgment of Buyer to acquire and operate the Assets and Business as contemplated hereunder.

     9.3 No Action/Proceeding. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transaction hereunder contemplated, and no governmental agency or body or other entity shall have taken any other action or made any request of Seller or Buyer as a result of which Buyer reasonably and in good faith deems that to proceed with the transactions hereunder may constitute a violation of law.

     9.4 Inspection of Assets; UCC Searches, etc. Buyer and its representatives shall have had and continue to have reasonable rights of inspection of the Assets in connection with Buyer's due diligence review, and the results of Buyer's inspection and due diligence review shall be acceptable to it. Seller shall have delivered to Buyer, at Seller's expense, all UCC financing statements and title searches, local and central, including fixtures, and federal and state pending litigation, tax lien and judgment searches, with respect to Seller, the Assets and the Business, including all "DBA's," tradenames and fictitious names of Seller, dated no more than ten (10) days prior to Closing, with results satisfactory to Buyer.

     9.5 Order Prohibiting Transaction. No order shall have been entered in any action or proceeding before any court or governmental agency, and no preliminary or permanent injunction by any court shall have been issued which would have the effect of (a) making the transactions contemplated under this Agreement illegal,
(b) otherwise preventing consummation of such transactions, or (c) imposing material limitations on the ability of Buyer effectively to acquire and hold Assets, to operate the Business, or, in any case, to exercise rights of ownership pursuant thereto. There shall have been no federal or state statute, rule or regulations enacted or promulgated after the date of this Agreement that would reasonably result, directly or indirectly, in any of the consequences referred to in this paragraph.

     9.6 No Loss, Damage or Destruction. In the event there is any damage to or loss of any of the Assets, the terms of paragraphs 6.14 and/or 6.15, as applicable, shall have been complied with to the satisfaction of Buyer.

     9.7 Employment Agreement. Buyer and each of Gary Croft and Marshall Burnside shall have entered into an employment agreement in the form attached hereto as Exhibit 9.7(a) and (b).

     9.8 Operating Targets. As of the date of Closing, Seller and the Business shall meet the following minimum operating thresholds: for the six (6) month period ended at January 31, 1997, Seller achieved net revenues actual receipts of approximately Six Million Six Hundred Fifteen Thousand Dollars ($6,615,000.00), of which no less than Three Million Four Hundred Ten Thousand ($3,410,000.00) shall be derived from combined long-term care pharmacy and IV therapy Net Revenues.

     9.9 Value of Assets. As of the date of Closing, the Assets shall have a net value (being the aggregate book value of the Assets, less the amount of Assumed Liabilities listed on Exhibit 1.3 hereto) of at least Two Million Five Hundred Twenty Seven Thousand Six Hundred Twenty Seven Dollars ($2,527,627.00). From December 31, 1996 through Closing and except as required in the ordinary and usual course of the Business, no assets shall have been removed, distributed, assigned or paid by or from Seller. Further, upon Buyer's request, just prior to the time of Closing, Seller shall provide to Buyer interim, unaudited financial statements evidencing that no material change has occurred in connection with the Business or the Assets since the date of the Financial Statements. At Closing the Assets shall be subject to no liabilities, mortgages, security interests, liens, leases, covenants, assessments, easements, options, rights of first refusal, restrictions, reservations, defects in title, encroachments or other encumbrances except those acceptable to Buyer which are associated with the Assumed Liabilities.

     9.10 Beds. As of the date of Closing, there shall be a minimum of 2,794 beds being actively serviced by Seller under binding agreements in form and substance acceptable to Buyer.

     9.11 Third Party Consents. Other than any consents or authorizations to be delivered post-Closing pursuant to the terms of the Assignment and Assumption Agreement and/or Assignment and Assumption of Leases and/or any side letter agreement relating to same, Seller shall provide to Buyer at Closing all consents and authorizations of governmental agencies and other third parties believed by Buyer to be necessary or advisable for the legal and proper consummation of all agreements and transactions contemplated within this Agreement, each in form and substance acceptable to Buyer. Buyer hereby waives the requirement for the delivery by Seller and Shareholders of third party consents relating to provider agreements to which Seller is a party for the rendering of goods/services to long-term care facilities.

     9.12 Approval of Board of Directors. This Agreement and consummation of the transactions contemplated hereunder shall have been approved by the Board of Directors of Buyer.

           ARTICLE X. OBLIGATIONS OF SELLER AND SHAREHOLDER AT CLOSING

     At Closing, Seller and Shareholder shall deliver or cause to be delivered to Buyer the following in form and substance reasonably satisfactory to Buyer:

     10.1 Documents Relating to Title. Seller shall execute, acknowledge, deliver and cause to be executed, acknowledged and delivered to Buyer:

          (a) An Assignment and Assumption of Lease for each location of the leased Real Estate, each in form and substance satisfactory to Buyer, with all recording, stamp tax or other transfer fees paid by Seller, and conveying to Buyer the legal right to possess and use the leased Real Estate free and clear of all liens, mortgages, superior rights of possession or use, except for those expressly acceptable to Buyer as set forth in the Assignment and Assumption of Leases.

          (b) A Bill of Sale, in form and substance satisfactory to Buyer, warranting and conveying to Buyer good, valid and marketable title to all Assets, free and clear of all liens, mortgages, pledges, encumbrances, security interests, covenants, easements, rights of way, equities, options, rights of first refusal restrictions, special tax or governmental assessments, defects in title, encroachments and other burdens, except for the Assumed Liabilities.

          (c) Certificates of title to all vehicles that constitute Assets endorsed by Seller together with completed originals of any forms required by all applicable states to transfer the same, free and clear of all liens, except for the Assumed Liabilities.

          (d) An effective and enforceable assignment to Buyer of each Lease and Contract which Buyer has agreed to assume, unless otherwise expressly waived in this Agreement.

     10.2 Possession. Seller shall deliver to Buyer full possession and control of the Business and Assets.

     10.3 Opinion of Counsel. Seller and Shareholders shall deliver to Buyer the favorable opinion of counsel for Seller and Shareholders, dated as of Closing, in the form attached hereto as Exhibit 10.3.

     10.4 Corporate Good Standing and Corporate Resolutions. Seller and Shareholders shall deliver to Buyer certificates of good standing from the Secretary of State of its state of organization, and from each jurisdiction in which Seller is qualified to do business, certified copies of the Bylaws and Charter of Seller (all dated the most recent practical date prior to Closing), certified copies of the resolutions of the Board of Directors and Shareholders of Seller authorizing the execution, delivery and consummation of this Agreement and the execution, delivery and consummation of all other agreements and documents executed in connection herewith by them, including all deeds, bills of sale and other instruments required hereunder, sufficient in form and content to meet the requirements of the law of the state of Seller's incorporation relevant to such transactions and certified by officers of Seller to be validly adopted and in full force and effect and unamended as of Closing.

     10.5 Closing Certificate. Seller and Shareholders shall deliver to Buyer a certificate of an officer of Seller and of Shareholders, dated as of Closing, certifying that (a) each covenant and obligation of Seller and Shareholders has been complied with by such parties, and (b) each representation and warranty of Seller and Shareholders is true and correct at the Closing as if made on and as of the Closing.

     10.6 Third-Party Consents. Except for those consents/authorizations the delivery of which is waived by Buyer pursuant to the terms of this Agreement, Seller shall deliver to Buyer, all consents, estoppels, approvals and authorizations of governmental agencies and other third-parties that Buyer believes are necessary or advisable for the legal and proper execution, delivery and consummation of this Agreement, and the transactions contemplated hereby, including, without limitation, those consents necessary for the assignment of Leases and Contracts pursuant to paragraph 10.1(d).

     10.7 Taxes and Other Payments. Seller shall deliver to Buyer:

          (a) A certificate of non-foreign status signed by the appropriate party and sufficient in form and substance to relieve Buyer of all withholding obligations under Section 1445 of the Code.

          (b) Executed releases of all mortgages, security interests, liens, pledges, restrictions or other encumbrances on or applicable to the Assets, except those encumbrances permitted under paragraph 9.9 and except as otherwise waived by Buyer in this Agreement.

     10.8 Insurance. Seller shall deliver evidence of its insurance coverage required by paragraph 6.9.

     10.9 Employment Agreements. Marshall Burnside and Gary Croft shall deliver to Buyer the agreements described in paragraphs 9.7(a) and (b).

     10.10 Additionally Requested Documents; Post Closing Assistance. At the reasonable request of Buyer at Closing and at any time or from time to time thereafter, Seller and Shareholders shall cooperate with Buyer to put Buyer in actual possession and operating control of the Assets and Business, execute and deliver such further instruments of sale, conveyance, transfer and assignment, as Buyer may reasonably request in order to effectively sell, convey, transfer and assign the Assets and Business to Buyer, to execute and deliver such further instruments and to take such other actions as Buyer may reasonably request to release Buyer from all obligation and liability with regard to any obligation or liability retained by Seller and/or Shareholders and to execute and deliver such further instruments and to cooperate with Buyer as Buyer may reasonably request or to enable Buyer to obtain all necessary health care or regulatory certifications, approvals, registrations, consents and licenses, accreditations or permits.


                   ARTICLE XI. OBLIGATIONS OF BUYER AT CLOSING

     At Closing, Buyer shall deliver or cause to be delivered to Seller the following in a form and substance reasonably satisfactory to Seller:

     11.1 Purchase Price. Buyer shall make available to Seller the Purchase Price upon the terms specified in paragraph 3.1(a) and shall deliver the Contingent Promissory Note specified in paragraph 3.1(b).

     11.2 Assumption of Liabilities. Buyer shall covenant to fully perform and comply with all of the Assumed Liabilities, subject to the provisions of this Agreement, from and after Closing.

     11.3 Opinion of Counsel. Buyer shall deliver to Seller a favorable opinion of counsel for Buyer, dated as of Closing, in the form specified in Article XII hereof.

     11.4 Corporate Good Standing and Board Resolutions. Buyer shall deliver to Seller a certificate of good standing from the Secretary of State of Delaware, dated the most recent practical date prior to Closing, together with a certified copy of the resolutions of the Board of Directors of Buyer approving this Agreement and the consummation of the transactions hereunder contemplated.

     11.5 Closing Certificate. Buyer shall deliver to Seller a certificate of an officer of Buyer, dated as of Closing, certifying that (a) each covenant and obligation of Buyer has been complied with by Buyer, and (b) each representation and warranty of Buyer is true and correct on the Closing as if made on and as of the Closing.


                     ARTICLE XII. OPINION OF BUYER'S COUNSEL

     At the Closing, Buyer shall deliver to Seller an opinion of Harwell Howard Hyne Gabbert & Manner, P.C. dated the date of the Closing and pursuant to the Legal Opinion Accord of the ABA Section of Business Law (1991), in form and substance reasonably satisfactory to Seller and its counsel to the effect that:

         (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and corporate authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

         (b) Buyer has the corporate power and corporate authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements delivered by Buyer at Closing and to consummate the transactions contemplated on the part of Buyer hereby and thereby; Buyer has taken all action required by law, and its Certificate of Incorporation and Bylaws, to authorize such execution, delivery and consummation of this Agreement, and this Agreement, and all other agreements delivered by Buyer at Closing constitute the valid and binding obligations of Buyer enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.


            ARTICLE XIII. SURVIVAL OF PROVISIONS AND INDEMNIFICATION

     13.1 Survival. The covenants, obligations, representations and warranties of Buyer, Seller and Shareholder contained in this Agreement, or in any certificate or document delivered pursuant to this Agreement, shall be deemed to be material and to have been relied upon by the parties hereto notwithstanding any investigation prior to the Closing, and shall survive the date of Closing and shall not be merged into any documents delivered in connection with the Closing.

     13.2 Indemnification by Seller and Shareholders. Subject to provisions of paragraph 13.4, Seller and Shareholders, jointly and severally, shall promptly indemnify, defend, and hold harmless Buyer, the directors, officers, shareholders, employees and agents of Buyer, and the Assets against any and all losses, costs, and expenses (including reasonable cost of investigation, court costs and legal fees actually incurred) and other damages resulting from (i) any breach by either Seller or Shareholders of any of the covenants, obligations, representations or warranties or breach or untruth of any representation, warranty, fact or conclusion contained in this Agreement or any certificate or document of Seller and/or Shareholders delivered pursuant to this Agreement,
(ii) any liability of Seller not expressly assumed by Buyer pursuant to paragraph 1.3, and (iii) any claim (whether or not disclosed herein) that is brought or asserted by any third party(ies) against Buyer arising out of the ownership, licensing, operation or conduct of the Business or Assets or the conduct of any of Seller's employees, agents or independent contractors, relating to all periods of time through the date of Closing. Any indemnification payment made pursuant to this Article shall include interest at a floating rate equal to two points over the prime rate of Bankers Trust Company established from time to time (the "Rate"), payable for the period measured from the date that the loss, cost, expense or damage was incurred until the date of payment. The liability created under this paragraph shall be joint and several between Seller and Shareholders.

     13.3 Indemnification by Buyer. Subject to the provisions of paragraph 13.4, Buyer shall promptly indemnify, defend, and hold Seller and Shareholders harmless against any and all losses, costs, and expenses (including reasonable cost of investigation, court costs and legal fees actually incurred) and other damages resulting from (i) any breach by Buyer of any of its covenants, obligations, representations or warranties or breach or untruth of any representation, warranty, fact or conclusion contained in this Agreement or any certificate or document of Buyer delivered pursuant to this Agreement,(ii) any claim which is brought or asserted by any third party(ies) against Seller or Shareholders for failure to pay or perform any of the Assumed Liabilities, and (iii) any claim that is brought or asserted by any third party(s) against Seller or Shareholders arising out of the ownership, licensing, operation or conduct of the Business or Assets or the conduct of any of Buyer's employees, agents or independent contractors, relating to all periods of time subsequent to the date of Closing. Any indemnification payment pursuant to the foregoing shall include interest at the Rate from the date that the loss, cost, expense or damage was incurred until the date of payment.

     13.4 Rules Regarding Indemnification. The obligations and liabilities of each party which may be subject to indemnification liability hereunder (the "indemnifying party") to the other party (the "indemnified party") shall be subject to the following terms and conditions:

          (1) Claims by Non-parties. The indemnified party shall give written notice within a reasonably prompt period of time to the indemnifying party of any written claim by a third party which is likely to give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in this Article, stating the nature of said claim and the amount thereof, to the extent known. The indemnified party shall give notice to the indemnifying party that pursuant to the indemnity, the indemnified party is asserting against the indemnifying party a claim with respect to a potential loss from the third party claim, and such notice shall constitute the assertion of a claim for indemnity by the indemnified party. If, within thirty (30) days after receiving such notice, the indemnifying party advises the indemnified party that it will provide indemnification and assume the defense at its expense, then so long as such defense is being conducted, the indemnified party shall not settle or admit liability with respect to the claim and shall afford to the indemnifying party and defending counsel reasonable assistance in defending against the claim. If the indemnifying party assumes the defense, counsel shall be selected by such party and if the indemnified party then retains its own counsel, it shall do so at its own expense. If the indemnified party does not receive a written objection to the notice from the indemnifying party within thirty (30) days after the indemnifying party's receipt of such notice, the claim for indemnity shall be conclusively presumed to have been assented to and approved, and in such case the indemnified party may control the defense of the matter or case and, at its sole discretion, settle or admit liability. If within the aforesaid thirty (30) day period the indemnified party shall have received written objection to a claim (which written objection shall briefly describe the basis of the objection to the claim or the amount thereof, all in good faith), then for a period of ten (10) days after receipt of such objection the parties shall attempt to settle the dispute as between the indemnified and indemnifying parties. If they are unable to settle the dispute, the unresolved issue or issues shall be settled by arbitration in Dallas, Texas in accordance with the rules and procedures of the American Arbitration Association.

         (2) Claims by a Party. The determination of a claim asserted by a party hereunder (other than as set forth in subparagraph (1) above) pursuant to this Article shall be made as follows: The indemnified party shall give written notice within a reasonably prompt period of time to the indemnifying party of any claim by the indemnified party which has not been made pursuant to subparagraph (1) above, stating the nature of such claim and the amount thereof, to the extent known. The claim shall be deemed to have resulted in a determination in favor of the indemnified party and to have resulted in a liability of the indemnifying party in an amount equal to the amount of such claim estimated pursuant to this paragraph if within forty-five (45) days after the indemnifying party's receipt of the claim the indemnified party shall not have received written objection to the claim. In such event, the claim shall be conclusively presumed to have been assented to and approved. If within the aforesaid forty-five (45) day period the indemnified party shall have received written objection to a claim (which written objection shall briefly describe the basis of the objection to the claim or the amount thereof, all in good faith), then for a period of sixty (60) days after receipt of such objection the parties shall attempt to settle the disputed claim as between the indemnified and indemnifying parties. If they are unable to settle the disputed claim, the unresolved issue or issues shall be settled by arbitration in Dallas, Texas in accordance with the rules and procedures of the American Arbitration Association.

         (3) Claims by a Straddle Customer or Patient. Any claim by a customer or patient relating to professional negligence or similar matters involving a customer or patient served both prior to and subsequent to Closing will be the responsibility of either Seller and Shareholders, jointly and severally on the one hand, or Buyer, on the other hand, in accordance with the following guidelines: (i) if it is a claim in which the incident giving rise to liability clearly arose on or before the date of Closing, Seller and Shareholders shall respond to the loss and defense expenses; (ii) if it is a claim in which the incident giving rise to liability clearly arose subsequent to the date of Closing, Buyer shall respond to the loss and defense expenses; and (iii) in the event that the incident giving rise to liability as to time is not clear, Seller, Shareholders and Buyer will jointly defend the case and each will fully cooperate with the others in such defense. Once the case is closed, if Buyer and Seller and Shareholders cannot agree to the allocation of both indemnity and expenses, then the matter shall be submitted to binding arbitration in Dallas, Texas in accordance with the rules and procedures of the American Arbitration Association.


                      ARTICLE XIV. PRESERVATION OF BUSINESS
                           AND NONCOMPETE RESTRICTIONS

     14.1 Covenant Not to Compete. Seller and Shareholders hereby, jointly and severally, covenant and agree with Buyer that, during the "NONCOMPETE PERIOD" (as such term is defined herein) neither Seller nor Shareholders shall directly or indirectly, (a) within the "NONCOMPETE AREA" (as such term if defined herein), acquire, lease, manage, consult for, serve as agent or subcontractor for, finance, invest in, own any part of or exercise management control over any pharmaceutical operation or business which provides any goods or services competitive with the goods and services provided by the Business as of the Closing; (b) solicit for employment or employ any person who at Closing or thereafter became an employee of Buyer or an Affiliate unless such person is not so employed for at least six (6) months; or (c) with respect to any customer, patient, physician, physician group, or healthcare provider with whom Buyer or an Affiliate contracts with or serves in connection with the Business subsequent to Closing, or any potential customer with whom Buyer or Affiliate may reasonably be expected to contract with or service in connection with the Business within six (6) months of the Closing, either solicit the same in a manner which could adversely affect Buyer or an Affiliate or make statements to the same which disparage Buyer, an Affiliate, the Business or their respective operations in anyway. The "NONCOMPETE PERIOD" shall commence at the Closing and terminate on the fifth anniversary thereof. The "NONCOMPETE AREA" shall mean (a) the area within a fifty (50) mile radius of each location at or for which Seller delivers pharmaceuticals as of the Closing, and (b) the area within a one hundred fifty (150) mile radius of (i) each Pennsylvania location from which the business of Buyer or Affiliate is operated or conducted as of the Closing and (ii) each location from which the Business is operated or conducted as of the Closing. Ownership of less than five percent (5%) of the stock of a publicly held company shall not be deemed a breach of this covenant.

     14.2 Enforceability. In the event of a breach of paragraph 14.1, Seller and Shareholders recognize that monetary damages shall be inadequate to compensate Buyer and Buyer shall be entitled, without the posting of a bond or similar security, to an injunction restraining such breach, with the costs (including attorneys fees) of securing such injunction to be jointly and severally borne by Seller and Shareholders. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedy available to it for such breach or threatened breach.

     All parties hereby acknowledge the necessity of protection against the competition of Seller and Shareholders and that the nature and scope of such protection has been carefully considered by the parties. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. The consideration provided for herein is deemed to be sufficient and adequate to compensate Seller and Shareholders for agreeing to the restrictions contained in paragraph 14.1 (which restrictions and the payment in consideration therefor are independent of similar restrictions and any payment in consideration therefor to be found outside of this Agreement). If, however, any court determines that the forgoing restrictions are not reasonable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.


                            ARTICLE XV. MISCELLANEOUS

     15.1 Assignment. Following Closing, Buyer may freely assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express written consent of Seller or Shareholders. Neither Seller nor Shareholders may assign any rights or delegate any obligations under this Agreement without the prior written consent of Buyer, and any prohibited assignment or delegation will be null and void.

     15.2 Other Expenses. Except as otherwise provided in this Agreement, Seller and Shareholders shall pay all of their expenses in connection with the negotiation, execution, and implementation of the transactions contemplated by this Agreement and Buyer shall pay all of its expenses in connection with the negotiation, execution, and implementation of the transactions contemplated by this Agreement. In the event Seller or Shareholders has retained a broker or finder in connection with the transactions contemplated hereunder, such fee shall be paid in full at Closing by a deduction to the cash portion of the Purchase Price, and Seller will provide Buyer a pay-off letter from the broker or finder in form satisfactory to Buyer. All state and local sales and use taxes, recording fees and transfer taxes incurred in connection with the transactions contemplated within this Agreement shall be borne and timely paid by Seller. All ad valorem taxes incurred in connection with the transactions contemplated within this Agreement shall be shared equally by Seller and Buyer and shall be prorated as of Closing. The Purchase Price shall be reduced, on a dollar-per-dollar basis, to the extent and in an amount equal to any taxes that are accrued but unpaid by Seller as of the date of Closing, and Buyer shall thereafter assume responsibility for payment of such accrued but unpaid taxes to the extent of any such reduction .

     15.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given: (a) if delivered personally or sent by facsimile, on the date received, (b) if delivered by overnight courier, on the day after mailing, and (c) if mailed, five days after mailing with postage prepaid. Any such notice shall be sent as follows:

                  To Seller or Shareholders:

                  Pennsylvania Prescriptions, Inc.
                  d/b/a Emerald Drug Store
                  2300 North Third Street
                  Harrisburg, PA  17110-1894
                  attn: Gary W. Croft and Marshall P. Burnside

                  and

                  Richard R. Deluca
                  301 West Courtland Avenue
                  Shiremans Town, PA  17011

                  and

                  Gary W. Croft
                  5979 Devonshire Heights Road

                  Harrisburg, PA  17112

                  and

                  Marshall P. Burnside
                  6000 Dell Road
                  Harrisburg, PA  17111

                  with a copy to:

                  Edmund G. Myers
                  Johnson, Duffle, Stewart & Werdner
                  301 Market Street
                  Lemoyne, PA  17043-0109

                  To Buyer:

                  Capstone Pharmacy Services, Inc.
                  2930 Washington Boulevard
                  Baltimore, MD 21230
                  Attn: R. Dirk Allison, President

                  with a copy to:

                  Mark Manner
                  Harwell Howard Hyne Gabbert & Manner, P.C.
                  1800 First American Center
                  Nashville, Tennessee  37238-1800

     15.4 Confidentiality; Prohibition on Trading. All parties agree to maintain the confidentiality of the existence of this Agreement and the transactions contemplated hereunder, unless disclosure is required by law. Seller, Shareholders and their Affiliates agree not to trade in the securities of Buyer or its Affiliates based upon any nonpublic information.

     15.5 Controlling Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware.

     15.6 Headings. Any table of contents and paragraph headings in this Agreement are for convenience of reference only and shall not be considered or referred to in resolving questions of interpretation.

     15.7 Benefit. Subject to paragraph 15.1, this Agreement shall be binding upon and shall inure to the exclusive benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. This Agreement is not intended to, nor shall it, create any rights in any other party.

     15.8 Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted. Further, there shall be automatically substituted for such invalid or unenforceable provision a provision as similar as possible which is valid and enforceable.

     15.9 Waiver. Neither the failure nor any delay on the part of any party hereto in exercising any rights, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy; nor shall any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof, or the exercise of any other right, power or remedy. No waiver of any of the provisions of this Agreement shall be valid unless it is in writing and signed by the party against which it is sought to be enforced.

     15.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

     15.11 Interpretation; Knowledge. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or entity, or the context, may require. Further, it is acknowledged by the parties that this Agreement has undergone several drafts with the negotiated suggestions of both; and, therefore, no presumptions shall arise favoring either party by virtue of the authorship of any of its provisions or the changes made through revisions. Whenever in this Agreement the term "to the best knowledge of Seller or Shareholders" or the like is used, Seller and Shareholders shall each be deemed to have the knowledge of Seller's Shareholders, officers, directors and key employees, and of its Affiliates; and Seller and Shareholders shall each be under a duty of due inquiry.

     15.12 Entire Agreement. This Agreement, including the Exhibits and attachments hereto, which are incorporated herein by reference, constitutes the entire agreement between the parties hereto with regard to the matters contained herein and it is understood and agreed that all previous undertakings, negotiations, letters of intent and agreements between the parties are merged herein. This Agreement may not be modified orally, but only by an agreement in writing signed by Buyer, Seller and Shareholders.

     15.13 Legal Fees and Costs. In the event any party incurs legal expenses to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover such legal expenses, including, without limitation, attorney's fees, costs and disbursements, in addition to any other relief to which such party shall be entitled.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    "SELLER":

                                    PENNSYLVANIA PRESCRIPTIONS, INC.
                                    d/b/a Emerald Drug Store


                                    By:     ________________________________

                                    Title:  ________________________________




                                    "SHAREHOLDERS":


                                    ________________________________________
                                    GARY W. CROFT


                                    ________________________________________
                                    MARSHALL P. BURNSIDE


                                    ________________________________________
                                    RICHARD R. DELUCA


                                    "BUYER"

                                    CAPSTONE PHARMACY SERVICES, INC.


                                    By:     ________________________________

                                    Title:  ________________________________




                                    INSTITUTIONAL PHARMACY SERVICES, INC.

                                    By:     ________________________________

                                    Title:  ________________________________

                                  EXHIBIT INDEX
           PENNSYLVANIA PRESCRIPTIONS, INC., D/B/A EMERALD DRUG STORE

         [Copies of Schedules and Exhibits to be Furnished Upon Request]

A             Type of services and products provided by the Seller at each location
1.1(1)        Real Estate
1.1(2)        Equipment and Furnishings; including vehicles
1.2           Excluded Assets
1.3           Assumed Liabilities
3.1           Form of Contingent Promissory Note
3.2           Allocation of Purchase Price
4.3           Financial Statements
4.6           Employment Discrimination
4.7(1)        Licenses and Permits; Licensure Surveys; Deficiency Reports; List of Regulatory
              Bodies
4.9           Copies of easements and rights
4.11          List and Copies/Summaries of Leases and Contracts
4.13          Copies of all appraisals, mechanical and structural studies or reports or assessments, engineering plans, architectural drawings, soil studies, surveys within last 5 years.
4.14          Litigation
4.15          Seller's Employees
4.17          Insurance; Summary of Coverage; Pending Claims
4.20          Intellectual Property
4.23(1)       Welfare Benefit Plans
4.23(2)       Pension Benefit Plans
4.23(3)       Unfunded Liabilities
9.7(a)        Form of Employment Agreement with Gary Croft
9.7(b)        Form of Employment Agreement with Marshall Burnside
10.3          Form of Opinion of Counsel for the Seller and Shareholders




                                       38